Press Release
                                          For more information contact:
                                          Mark Phillips, Treasurer
                                          SoftNet Systems
                                          650.962.7474
                                          Jeffrey Goldberger, Investor Relations
                                          Stern & Co.
                                          212.888.0044

SoftNet Systems to Acquire Former Xerox Skyway Satellite Internet Network

Creates a Major Breakthrough in Affordable Delivery of Broadband Internet Access via Small and Mid-Sized Cable Systems to Rural Areas, Achieves Savings by Bypassing Telephone Lines

         MOUNTAIN VIEW, Calif., November 23, 1998 - SoftNet Systems, Inc. (AMEX:
SOF) today said it agreed to acquire Intelligent Communications Inc., the former Xerox Skyway Network, giving SoftNet Systems the ability, via satellite, to bypass telephone companies in order to dramatically reduce the cost of bringing high-speed Internet service to customers of small and mid-sized cable systems at affordable prices.

         The Company, a leading provider of high-speed Internet access via cable through its ISP Channel SM service, said the acquisition will greatly expand its business by making it more economical to serve its target market of small and mid-sized cable operators. In addition, the new satellite capability will allow SoftNet Systems to accelerate its program to sign up more cable operators and will position the Company to bring broadband Internet services to smaller cable systems serving link businesses, apartment complexes, hotels, schools and hospitals., hotels and schools into affordable broadband Internet service.

         With the proprietary two-way satellite technology -- the result of more than $50 million in research and development invested by Xerox and partners GTE SpaceNet, General Instrument and others -- the Company will circumvent the high cost and long deployment delays and high costs associated with leased high-speed local telephone leased lines used by which ISPs and cable operators currently use to deliver Internet services to customers. Instead, SoftNet Systems will place two-way satellite communication dishes at cable companies and at businesses to bypass costly telecom data circuits local telephone lines.

         Dr. Lawrence B. Brilliant, SoftNet Systems president and chief executive officer, said, "This is a significant breakthrough, particularly for consumers in smaller communities outside of major cities and rural parts of the country, because the costs to reach them with current high-speed telephone technology is via telephone lines have proven prohibitive. By marrying our two companies, and linking an existing cable infrastructure into a two-way the satellite Internet service, network created by the former Xerox Skyway Network secondary markets in rural the United States will no longer be held hostage to the delays and high costs of receiving broadband Internet capability."

         The Company said as a result of this first-ever capability, it will be able to offer highly competitive high speed broadband Internet access at rates that range from $24.95-$49.95. The rates will be comparable to total charges consumers now pay for slower dial-up Internet access (e.g. $15-$20 a month for a telephone line and another $20 to an Internet Service Provider for actual Internet access).

         Brilliant said the economic and social implications of deploying the satellite-cable technology could be vast, akin to rural electrification of America in the 1930s. He said SoftNet Systems will be the low-cost provider of high-speed Internet access, accelerating the growth of broadband Internet use by homes and businesses in small to mid-sized and rural communities outside of major markets.

         Bruce Meachim, chief executive officer of Intelligent Communications, Inc., known as Intellicom, said, "We are pleased to join with SoftNet --because its high-speed Internet-over-cable system fits our technology like a glove."

         Founded by Meachim and Christine Raines, former managers of Xerox Computer Services, Intellicom began offering Internet services in 1995, providing two-way satellite Internet access using a proprietary VSAT (Very Small Aperture Terminal) system technology and hardware manufactured by Intellicom to clients in rural markets, educational institutions, Internet Service Providers
(ISP) and small businesses. "Since we took over the company in 1992, we have reconfigured the technology to fit the way data moves over the Internet," Meachim said. In conjunction with its addition to two way VSAT its proprietary Internet connectivity, service the company also provides a caching service designed to ease Internet congestion and speed the performance of delivering web traffic by allowing up to 60% of web traffic to be cached temporarily in the satellite delivery system.

         The Xerox Skyway Network was created by Xerox and partners---GTE SpaceNet, General Instrument, and Telecom General (which was later acquired by British Petroleum). The network was used to provide broadband two-way connection via satellite to Xerox offices nationwide, as well as other Xerox customers including Cummings Engine, Allied Signal, and Chicago Title. Terms of the agreement with Intellicom based in Fremont, California, were not disclosed. SoftNet Systems said it expects the acquisition to close around year end, subject to Intellicom shareholder approval.

         Industry analysts have reported enormous pent-up demand for broadband Internet service that consumers can afford, noting that cable operators - whose systems today are available to 90% of U.S. homes -- are the best positioned to meet that need. A recent Forrester Research report forecast that more than 16 million households about one-fourth of all homes now online - will be using high-speed broadband connections within the next 36 to 48 months and that cable companies are expected to capture 80% of that market.

         SoftNet Systems, based in Mountain View, California, provides high-speed Internet access via cable to small and mid-sized cable operators through its ISP Channel division. The Company already has agreements with 26 cable affiliates, passing 1.4 million homes.

         ISP Channel competes with other providers of high-speed Internet access via cable such as @Home (Nasdaq: ATHM), whose majority ownership is led by Tele-Communications Inc. (Nasdaq: TCOMA), and RoadRunner, created by Time Warner (NYSE: TWX).


         "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.